News Release

Firsthand Technology Value Fund Discloses Preliminary NAV of

$29.18 Per Share as of September 30, 2018

Top Holdings Include Pivotal Systems, Revasum, IntraOp Medical,

Roku, and QMAT

San Jose, CA, October 19, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its preliminary NAV, as of September 30, 2018, was $29.18. The Fund further announced that its top five holdings as of September 30, 2018, were Pivotal Systems, Revasum, IntraOp Medical, Roku, and QMAT.

1.

Pivotal Systems, Inc. (ASX: PVS) provides monitoring and process control technologies for the semiconductor manufacturing industry. As of September 30, 2018, the Fund’s investment in Pivotal consisted of 53,758,441 shares of restricted common stock and represented approximately 45.8% of the Fund’s preliminary net assets.

2.

Revasum, Inc. is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of September 30, 2018, the Fund’s investment in Revasum consisted of 2,965,717 shares of preferred stock and common stock plus debt securities and warrants to purchase additional shares and represented approximately 16.7% of the Fund’s preliminary net assets.

3.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients. As of September 30, 2018, the Fund’s investment in IntraOp consisted of 26,856,187 shares of preferred stock plus debt securities and represented approximately 14.3% of the Fund’s preliminary net assets.

News Release

4.

Roku, Inc. (NASDAQ: ROKU) is a streaming media device provider. As of September 30, 2018, the Fund’s investment in Roku consisted of 250,000 shares of common stock and represented approximately 8.6% of the Fund’s preliminary net assets.

5.

QMAT, Inc. is developing advanced materials technologies for applications in the electronics industry. As of September 30, 2018, the Fund’s investment in QMAT consisted of 18,000,240 shares of preferred stock plus debt securities and warrants to purchase additional shares, and represented approximately 7.0% of the Fund’s preliminary net assets.

The Fund’s preliminary net assets as of September 30, 2018, include cash and cash equivalents of approximately $0.01 per share. The preliminary net assets figure reflects increases in deferred tax liability and incentive fees accrued since June 30, 2018, owing primarily to the dramatic appreciation in the Fund’s holdings in Pivotal Systems. As of September 30, 2018, the Fund’s top five holdings constituted 92.4% of the Fund’s preliminary net assets, and 79.4% of our preliminary gross assets. Complete financial statements and a detailed schedule of investments will be made available with the Fund’s quarterly report filing on Form 10-Q in November 2018.

Share Repurchase Plan

On August 31, 2018, the Fund announced a plan to repurchase up to $2 million worth of SVVC stock in the open market by March 31, 2019. Through the end of September, we had repurchased and retired 26,110 shares of stock at a total cost of approximately $420,000. As of September 30, 2018, the Fund had 7,276,036 shares outstanding.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com